INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT made this 10th day of December, 2007, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, hereinafter referred to as 'VALIC,' and J. P. MORGAN INVESTMENT MANAGEMENT INC., hereinafter referred to as the 'SUB-ADVISER.'

        VALIC and the SUB-ADVISER recognize the following:

(a)	VALIC is a life insurance company organized under
Chapter 3 of the Texas Insurance Code and an investment adviser registered under the Investment
Advisers Act of 1940, as amended ('Advisers Act').

	(b)	VALIC is engaged as the investment adviser of VALIC
Company II ('VC II') pursuant to an Investment
Advisory Agreement between VALIC and VC II, a
Delaware business trust. VC II is a series type of investment company issuing separate classes (or series) of shares and is registered as an open-end, management investment company under the Investment Company
Act of 1940, as amended ('1940 Act'). The 1940 Act prohibits any person from acting as an investment adviser of a registered investment company except pursuant to a written contract.

(c)	VC II currently consists of fifteen portfolios ('Funds'):
Aggressive Growth Lifestyle Fund
Capital Appreciation Fund
Conservative Growth Lifestyle Fund
Core Bond Fund
High Yield Bond Fund
International Small Cap Equity Fund
Large Cap Value Fund
Mid Cap Growth Fund
Mid Cap Value Fund
Moderate Growth Lifestyle Fund
Money Market II Fund
Small Cap Growth Fund
Small Cap Value Fund
Socially Responsible Fund
Strategic Bond Fund

In accordance with VC II's Agreement and Declaration of Trust (the 'Declaration'), new Funds may be upon approval of the Board of Trustees without the approval of shareholders. This Agreement will apply only to the Fund(s) set forth on the attached Schedule A, and any other Funds as may be added or deleted by amendment to the attached Schedule A ('Covered Fund(s)').

(d)	The SUB-ADVISER is engaged principally in the
business of rendering investment advisory services and is registered as an investment adviser under the Advisers Act.

(e)	VALIC desires to enter into an Investment Sub-
Advisory Agreement with the SUB-ADVISER for all or a portion of the assets of the Covered Fund(s) which VALIC determines from time to time to assign to the SUB-ADVISER.

	VALIC and the SUB-ADVISER AGREE AS FOLLOWS:

1.	Services Rendered and Expenses Paid by the SUB-ADVISER

The SUB-ADVISER, subject to the supervision and review of VALIC and the VC II Board of Trustees and in conformity with (i) the 1940 Act, and all applicable laws and regulations thereunder, (ii) all other applicable federal laws and regulations, including section 817(h) of the Internal Revenue Code of 1986, as amended (the 'Code'), and all applicable state laws and regulations that VALIC notifies the SUB-ADVISER are applicable to the investment management of the Covered Fund(s); (iii) the Declaration, Bylaws, registration statements, prospectus and the investment objectives, policies and restrictions stated in the Funds' prospectus and statement of additional information; and (iv) any applicable procedures adopted by the VC II Board of Trustees and communicated to the SUB-ADVISER, shall:



 (a)	manage the investment and reinvestment
of the assets of the Covered Fund(s)
including, for example, the evaluation of pertinent economic, statistical, financial, and other data, the determination, in its discretion without prior consultation with
VALIC or the VC II Board of Trustees,
of the industries, securities and other
investments to be represented in each
Covered Fund's portfolio, and the
formulation and implementation of
investment programs.

(b)	maintain a trading desk and place orders for
the purchase and sale of portfolio investments
(including futures contracts and options thereon) for each Covered Fund's account with brokers or dealers (including futures commission merchants) selected by the SUB-
ADVISER, or arrange for any other entity to provide a trading desk and to place orders with brokers and dealers (including futures commission merchants) selected by the SUB-
ADVISER, subject to the SUB-ADVISER's
control, direction, and supervision, which brokers or dealers may include brokers or dealers (including futures commission merchants) affiliated with the SUB-
ADVISER, subject to applicable law.

In selecting brokers or dealers to execute transactions on behalf of the Covered Fund(s), the SUB-ADVISER will seek the best overall terms available. In assessing the best overall terms available for any transaction, the SUB-ADVISER will consider factors it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the brokers or dealers and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the SUB-ADVISER is authorized to consider the brokerage and research services
(within the meaning of Section 28(e) of the Securities and Exchange Act of 1934, as amended) provided to the Covered
Fund(s) and/or other accounts over which the SUB-ADVISER or its affiliates exercise discretion.

The SUB-ADVISER shall maintain records adequately demonstrating compliance with its obligations under this Agreement and report periodically to VALIC and the VC II
Board of Trustees regarding the performance of services under this Agreement. The SUB-ADVISER will make available to VALIC and VC II promptly upon their request copies of all of the Covered Fund(s)=' investment records and ledgers to assist VALIC and VC II in complying with regulations applicable to each Covered Fund's securities transactions as required by the 1940 Act and the Advisers Act, as well as other applicable laws. The SUB-ADVISER will furnish the VC II Board of Trustees such periodic and special reports as VALIC and the VC II Board of Trustees may reasonably request. The SUB-ADVISER will furnish to regulatory authorities any information or reports in connection with such services which may be requested in order to ascertain whether the operations of the Covered Fund(s) are being conducted in a manner consistent with applicable laws and regulations.

The SUB-ADVISER will not hold money or investments on behalf of the Covered Fund(s). The money and investments will be held by the Custodian of the Covered Fund(s). The SUB-ADVISER will arrange for the transmission to the Custodian for the Covered Fund(s), on a daily basis, such confirmation, trade tickets and other documents as may be necessary to enable it to perform its administrative responsibilities with respect to the Covered Fund(s).

VALIC will vote proxies relating to securities held by the Covered Fund(s). VALIC will vote all such proxies in accordance with such proxy voting guidelines and procedures adopted by the Board of Directors. VALIC may, on certain non-routine matters, consult with the SUB-ADVISER before voting proxies relating to securities held by the Covered Fund(s).
VALIC will instruct the Custodian and other parties providing services to VC II promptly to forward to the proxy voting service copies of all proxies and shareholder communications relating to securities held by each Covered Fund(s). The SUB-ADVISER shall not be responsible for taking any action on behalf of the Covered Funds in connection with class action lawsuits involving portfolio securities owned by the Covered Funds.

The SUB-ADVISER shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent
VALIC or the Covered Fund(s) other than in furtherance of the SUB-ADVISER's duties and responsibilities as set forth in this Agreement.



Except as otherwise agreed, or as otherwise provided herein, the SUB-ADVISER shall bear the expense of discharging its responsibilities hereunder and VALIC shall pay, or arrange for others to pay, all VALIC's expenses, except that VALIC shall in all events pay the compensation described in Section 2 of this Agreement.

The SUB-ADVISER also represents and warrants that in furnishing services hereunder, the SUB-ADVISER will not consult with any other sub-adviser of the Funds or other series of VC II, to the extent any other sub-advisers are engaged by VALIC, or any other sub-advisers to other investments companies that are controlled by VC II, concerning transactions of the Covered Fund(s) in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

2.	Confidentiality

The SUB-ADVISER will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Covered Fund(s), and will keep confidential any non-public information obtained directly as a result of this service relationship, and disclose such non-public information only if VALIC or the VC II Board of Trustees has authorized such disclosure, or if such information is or hereafter becomes ascertainable from public or published information or trade sources, or if such information is or hereafter otherwise is know by the SUB-ADVISER, or if such disclosure is expressly required or requested by applicable federal or state authorities (including the SUB-ADVISER'S regulatory examiners) or to the extent such disclosure is reasonably required by auditors or attorneys of the SUB-ADVISER in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement.
Notwithstanding the foregoing, the SUB-ADVISER may disclose the total return earned by the Covered Fund(s) and may include such total return in the calculation of composite performance information.

3.	Confidential Treatment

It is understood that any information or recommendation supplied by, or produced by, SUB-
ADVISER in connection with the performance of its obligations hereunder is to be regarded by VALIC
AND VCII as confidential and for use only by VALIC
AND VCII.  Furthermore, except as required by law
(including, but not limited to semi-annual, annual or other filings made under the 1940 Act), or as agreed to by VALIC and the SUB-ADVISER, VALIC AND
VCII will not disclose any list of securities held by the Covered Funds, in any manner whatsoever except as expressly permitted in VC II's Policies and Procedures for the Protection of Non-Public Portfolio Holdings
Information (the 'Policy'). The Policy currently permits the public disclosure of the securities held by the Covered Funds (1) in VC II's semi-annual and annual reports to shareholders, (2) VC II's Form N-Q quarterly reports, each approximately 60 days after the end of such period. Furthermore, VALIC may disclose certain non-public portfolio holdings information to selected third parties when justified by a legitimate business purpose, as determined by VC II's Chief
Compliance Officer and VALIC's legal counsel, and when the recipients are subject to a duty of confidentiality. A list of such third parties, the information disclosed and the time period after which such information is disclosed to such party, which may change from time-to-time, is available in VC II's statement of additional information.

4.	Compensation of the SUB-ADVISER

VALIC shall pay to the SUB-ADVISER, as
compensation for the services rendered and expenses paid by the SUB-ADVISER, a monthly fee or fees based on each Covered Fund's average monthly net asset value computed for each Covered Fund as provided for herein and in the fee schedule attached hereto as Schedule A. Schedule A may be amended from time to time, provided that amendments are made in conformity with applicable laws and regulations and the VC II Declaration and Bylaws.
Any change in Schedule A pertaining to any new or existing Fund shall not be deemed to affect the interest of any other Fund and shall not require the approval of shareholders of any other Fund.

The average monthly net asset value shall be determined by taking the mean average of all of the determinations of net asset value, made in the manner provided in the VC II Declaration, for each business day during a given calendar month. VALIC shall pay this fee for each calendar month as soon as practicable after the end of that month, but in any event no later than thirty (30) days following the end of the month.

        If the SUB-ADVISER serves for less than a whole month, the foregoing compensation shall be prorated.

The payment of advisory fees related to the services of the SUB-ADVISER under this Agreement shall be the sole responsibility of VALIC and shall not be the responsibility of the Fund.

5.	Scope of the SUB-ADVISER's Activities

VALIC understands that the SUB-ADVISER and its affiliates now act, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment adviser to other investment companies, and VALIC has no objection to the SUB-ADVISER so acting, provided that whenever a Covered Fund and one or more other accounts or investment companies advised by the SUB-ADVISER have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a methodology believed to be equitable to each entity. The SUB-ADVISER similarly agrees to allocate opportunities to sell securities. VALIC recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for a Covered Fund.
In addition, VALIC understands that the persons employed by the SUB-ADVISER to assist in the performance of the SUB-ADVISER's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the SUB-
ADVISER or any affiliate of the SUB-ADVISER to engage in and devote time and attention to other business or to render services of whatever kind or nature.

Except as otherwise required by the 1940 Act, any of the shareholders, directors, officers and employees of VALIC may be a shareholder, director, officer or employee of, or be otherwise interested in, the SUB-ADVISER, and in any person controlling, controlled by or under common control with the SUB-ADVISER; and the SUB-ADVISER, and any person controlling, controlled by or under common control with the SUB-ADVISER, may have an interest in VALIC.

The SUB-ADVISER does not guarantee the future performance of the Covered Fund(s) or any specific level of performance, the success of any investment decision or strategy that SUB-ADVISER may use, or the success of SUB-ADVISER's overall management of the Covered Fund(s). VALIC and VC II understand that investment decisions made for the Covered Fund(s) by the SUB-ADVISER are subject to various market, currency, economic, political and business risks and that those investment decisions will not always be profitable. SUB-ADVISER will manage only the assets of the Covered Fund(s) allocated to its management by VALIC and in making investment decisions for the Covered
Fund(s).

The SUB-ADVISER shall not be liable to VALIC, VC
II, the Fund, or to any shareholder in the Fund, and VALIC shall indemnify the SUB-ADVISER, for any act or omission in rendering services under this Agreement, or for any losses sustained in connection with the matters to which this Agreement relates, so long as there has been no willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties on the part of the SUB-
ADVISER.



6.	Representations of the SUB-ADVISER and VALIC

        The SUB-ADVISER represents, warrants, and agrees as follows:

(a)	The SUB-ADVISER (i) is registered as an
investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect: (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the authority to enter into and perform the services contemplated by this Agreement, and (v) will immediately notify
VALIC of the occurrence of any event that would disqualify the SUB-ADVISER from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)	The SUB-ADVISER has adopted a
written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and if it has not already done so, will provide VALIC with a copy of such code of ethics together with evidence of its adoption.

(c)	The SUB-ADVISER has provided VALIC
with a copy of its Form ADV as most
recently filed with the SEC and will
promptly after filing any annual amendment to its Form ADV with the SEC, furnish a copy of such amendment to VALIC.

        VALIC represents, warrants, and agrees as follows:

(a)	VALIC:  (i) is registered as an
investment adviser under the Advisers
Act and will continue to be so
registered for so long as this
Agreement remains in effect:  (ii) is
not prohibited by the 1940 Act or the
Advisers Act from performing the
services contemplated by this
Agreement; (iii) has met, and will
continue to meet for so long as this
Agreement remains in effect, any
applicable federal or state
requirements, or the applicable
requirements of any regulatory or
industry self-regulatory agency,
necessary to be met in order to
perform the services contemplated by
this Agreement, (iv) has the authority
to enter into and perform the services
contemplated by this Agreement, and
(v) will immediately notify the SUB-
ADVISER of the occurrence of any
event that would disqualify VALIC
from serving as an investment adviser
of an investment company pursuant to
Section 9(a) of the 1940 Act or
otherwise.

(b)	VALIC has the authority under the
Investment Advisory Agreement
between VALIC and VC II to delegate
some or all of its responsibilities to
one or more sub-advisers.

7.	Term of Agreement

This Agreement shall become effective as to the Fund(s) set forth on Schedule A on the date hereof and as to any other Fund on the date of the Amendment to Schedule A adding such Fund in accordance with this Agreement. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, this Agreement shall continue in effect, but with respect to any Covered Fund, subject to the termination provisions and all other terms and conditions hereof, only so long as such continuance is approved at least annually by the vote of a majority of the VC II trustees who are not parties to this Agreement or interested persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of a majority of the VC II Board of Trustees or a majority of that Fund's outstanding voting securities.



This Agreement shall automatically terminate in the event of its assignment, as that term is defined in the 1940 Act, or in the event of the termination of the Investment Advisory Agreement between
VALIC and VC II as it relates to any Covered
Fund; provided that the termination of an Interim
Investment Advisory Agreement between VC II and VALIC, pursuant to Rule 15a-4 under the 1940
Act upon shareholder approval of a definitive
Investment Advisory Agreement with respect to a Covered Fund, shall not result in the termination of this Agreement as to such Covered Fund. The
Agreement may be terminated as to any Covered
Fund at any time, without the payment of any penalty, by vote of the Board of Trustees or by vote of a majority of that Covered Fund's outstanding voting securities on 30-60 days' prior written notice to the SUB-ADVISER. This Agreement may also be terminated by VALIC: (i) on 30-60 days' prior written notice to the SUB-ADVISER, or upon such shorter notice as may be mutually agreed upon by the parties, without the payment of any penalty; or (ii) if the SUB-ADVISER becomes unable to discharge its duties and obligations under this Agreement. The SUB-ADVISER may terminate this Agreement at any time, or preclude its renewal without the payment of any penalty, on at least 60 days' prior written notice to VALIC, or upon such shorter notice as may be mutually agreed upon by the parties.

8.	Other Matters

The SUB-ADVISER may from time to time employ or associate with itself any person or persons believed to be particularly fitted to assist in its performance of services under this Agreement, provided no such person serves or acts as an investment adviser separate from the SUB-ADVISER so as to require a new written contract pursuant to the 1940 Act. The compensation of any such persons will be paid by the SUB-ADVISER, and no obligation will be incurred by, or on behalf of, VALIC or the Fund with respect to them.

The SUB-ADVISER agrees that all books and records which it maintains for the Covered Fund(s) are the Fund'sCovered Fund(s)' property. The SUB-
ADVISER also agrees upon request of VALIC or the Fund, to promptly surrender the books and records in accordance with the 1940 Act and rules thereunder.
Provided, however, that the SUB-ADVISER may retain copies of such books and records to the extent necessary to comply with applicable law or regulation. The SUB-ADVISER further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

VALIC has herewith furnished the SUB-ADVISER copies of the Fund's Prospectus, Statement of Additional Information, Declaration and Bylaws as currently in effect and agrees during the continuance of this Agreement to furnish SUB-ADVISER copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective.

The SUB-ADVISER is authorized to honor and act on any notice, instruction or confirmation given by VALIC on behalf of the Covered
Fund(s) in writing signed or sent by any of the persons whose names, addresses and specimen signatures will be provided by VALIC from time to time. The SUB-ADVISER shall not be liable for so acting in good faith upon such instructions, confirmation or authority, notwithstanding that it shall subsequently be shown that the same was not given or signed or sent by an authorized person.

VALIC agrees to furnish the SUB-ADVISER at its principal office prior to use thereof, copies of all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to interest holders of the Fund or the public that refer in any way to the SUB-ADVISER, and not to use such material if the SUB-ADVISER reasonably objects in writing within ten (10) business days (or such other time as may be mutually agreed) after receipt thereof.
In the event of termination of this agreement, VALIC will continue to furnish to the SUB-
ADVISER copies of any of the above-mentioned materials that refer in any way to the SUB-
ADVISER. VALIC shall furnish or otherwise make available to the SUB-ADVISER such other information relating to the business affairs of VALIC and the Fund as the SUB-ADVISER at any time, or from time to time, may reasonably request in order to discharge obligations hereunder.

In addition to the indemnification set forth in
Section 5 of this Agreement, VALIC agrees to indemnify the SUB-ADVISER for losses and claims which arise (i) as a result of a failure by VALIC to provide the services or furnish materials required under the terms of this Investment Sub-Advisory Agreement, or
(ii) as the result of any untrue statement of a material fact or any omission to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading in any registration statements, proxy materials, advertisements or sales literature, pertaining to the Fund, except insofar as any such statement or omission was made in reliance on information provided in writing by the SUB-
ADVISER or its affiliates.



The SUB-ADVISER shall indemnify and
hold harmless VALIC (and its affiliated
companies and their respective officers, directors and employees) from any and all claims, losses, liabilities or damages
(including reasonable attorney's fees and other related expenses) arising out of or in connection with (1) any willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties of the SUB-
ADVISER in performing hereunder; or (2)
any untrue statement of material fact or any omission to state a material fact required to be stated or necessary to make statements, in light of the circumstances under which they are made, not misleading in any registration statement, proxy materials, advertisements or sales literature, pertaining to the Funds to the extent any such statement or omission was made in reliance on information provided in writing by the SUB-ADVISER to VALIC for the express purpose of inclusion in such materials.

Under no circumstances shall VALIC or the SUB-ADVISER be liable to any indemnified party for indirect, special or consequential damages, even if VALIC or the SUB-
ADVISER is apprised of the likelihood of such damages.

Promptly after receipt by either VALIC or SUB-
ADVISER (an 'Indemnified Party') under this
Section 8 of the commencement of an action, such Indemnified Party will, if a claim in respect thereof is to be made against the other party (the
'Indemnifying Party') under this section, notify
Indemnifying Party of the commencement thereof;
but the omission so to notify Indemnifying Party will not relieve it from any liability that it may have to any Indemnified Party otherwise than under this section. In case any such action is brought against any Indemnified Party, and it notified Indemnifying
Party of the commencement thereof, Indemnifying
Party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnified Party. After notice from Indemnifying
Party of its intention to assume the defense of an action, the Indemnified Party shall bear the expenses of any additional counsel obtained by it, and Indemnifying Party shall not be liable to such Indemnified Party under this section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained herein. The indemnification provisions contained herein shall survive any termination of this Agreement.

9.	Applicability of Federal Securities Laws

This Agreement shall be interpreted in accordance with the laws of the State of Texas and applicable federal securities laws and regulations, including definitions therein and such exemptions as may be granted to VALIC or the SUB-ADVISER by the Securities and Exchange
Commission or such interpretive positions as may be taken by the Commission or its staff. To the extent that the applicable law of the State of Texas, or any of the provisions herein, conflict with applicable provisions of the federal securities laws, the latter shall control.

10.	Amendment and Waiver

Provisions of this Agreement may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. The Agreement may be amended by mutual written consent of the parties, subject to the requirements of the 1940 Act and the rules and regulations promulgated and orders granted thereunder.

11.	Force Majuere

Neither party to this Agreement shall be liable for
damages resulting from delayed or defective
performance when such delays arise out of causes
beyond the control and without the fault or
negligence of the offending party and could not
have been reasonably prevented by the offending
party through back-up systems and other business
continuation and disaster recovery procedures
commonly employed by other SEC-registered
investment advisers that meet reasonable
commercial standards in the investment company
industry. Such causes may include, but are not
restricted to, Acts of God or of the public enemy,
terrorism, acts of the State in its sovereign
capacity, fires, floods, earthquakes, power failure,
disabling strikes, epidemics, quarantine
restrictions, and freight embargoes.
12.	Notices

All notices hereunder shall be given in writing
(and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to VALIC and to SUB-ADVISER at the address of each set forth below:

        If to VALIC:

        Attn: Evelyn Curran
        2919 Allen Parkway, L12-01
        Houston, Texas 77019
        Tel:  (713) 831-6425
        Fax:  (713) 831-4124

        With a copy to:

        Attn:  Nori L. Gabert, Esq.
        2929 Allen Parkway, AT28-40
        Houston, Texas 77019
        Tel:  (713) 831-5165
        Fax:  (713) 831-2258

        If to SUB-ADVISER:

Attn:  David Warsoff
J.P. Morgan Investment Management, Inc.
245 Park Avenue
New York, N.Y. 10167
Tel. (212) 648- 2478
Fax. (212) 648- 2578

The parties hereto have each caused this Agreement to be signed in duplicate on its behalf by its duly authorized officer on the above date.
                            THE VARIABLE ANNUITY LIFE INSURANCE
COMPANY


                            By:	/s/ EVELYN CURRAN

                            Name:	Evelyn Curran
                            Title:	Senior Vice President

ATTEST: 	/s/ MELISSA LAFAIVE
NAME:		Melissa LaFaive

                                         J. P. MORGAN INVESTMENT
MANAGEMENT INC.


               By:	/s/ SCOTT MORITZ
               Name:	Scott Moritz
               Title:	Vice President

ATTEST:
NAME:
	SCHEDULE A
	(Effective December 10, 2007)


Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:


        Covered Fund						Fee

        Small Cap Growth Fund				0.55% on the first
$100 million

	0.50% on assets over $100 million